EXHIBIT 10.12.4

Dated 12th June 2003

Plantronics Limited (1)

- and -

Philip Vanhoutte (2)

SERVICE AGREEMENT

Plantronics Ltd
Interface Business Park
Bincknoll Lane
Wootton Bassett
Wiltshire
SN4 8QQ

DATE:

PARTIES:

(1)	“The Company” Plantronics Limited of Interface Business Park, Bincknoll Lane, Wootton Bassett, Wiltshire SN4 8QQ

(2)	“The Executive”Philip Vanhoutte of Bryggia, Ridgeway, Horsell, Woking, Surrey.

1.	Employment and Duration

1.1	The Company employs the Executive as Managing Director or in such other position as may be agreed from time to time such other position to be at a similar status and salary. The Company may require the Executive to perform other duties or tasks not within the scope of his normal duties and the Executive agrees to perform those duties or undertake those tasks as if they were specifically required under this agreement.

1.2	The employment of the Executive in this position will start on a date to be agreed and no employment with any previous employer counts as part of the Executive’s period of continuous employment with the Company. The Company may from time to time appoint any other person or persons to act jointly with the Executive in his employment.

1.3	The Executive warrants that by virtue of entering into this Agreement he will not be in breach of any express or implied terms of any contract with or of any other obligation to any third party binding upon him.

2.	Hours of Work and Duties of Executive

2.1	The Executive’s normal hours of work are from 08.30am to 5.00pm Monday to Friday each week together with such additional hours as may be necessary so as properly to fulfil his duties.

2.2	The Executive agrees that his average weekly working hours may be in excess of those prescribed by law (the “Working Time Waiver”). The Working Time Waiver will remain in force indefinitely unless and until the Executive gives the Company three months notice in writing of his intention to terminate it.

2.3	The Executive will at all times during the period of this agreement:

2.3.1	devote the whole of his time, attention and ability to the duties of his employment;

2.3.2	faithfully and diligently perform his duties under this agreement subject to such restrictions as the Company may from time to time impose;

2.3.3	obey all lawful and reasonable directions of the Company;

2.3.4	use his best endeavours to promote the interests of the Company;

2.3.5	at all times keep the Company promptly and fully informed (in writing if so requested) of his conduct of the business or affairs of the Company and provide such explanations as the Company may require;

2.3.6	comply with all the Company’s rules, regulations, policies and procedures from time to time in force; and

2.3.7	not make any untrue misleading or disparaging statement relating to the Company.

2.4	The provisions set out in clause 2.3 above will also apply as though references to each Group Company were substituted for references to the Company.

2.5	The Executive will (without further remuneration) if and for so long as the Company requires:

2.5.1	carry out duties on behalf of any Group Company;

2.5.2	act as an officer of any Group Company or hold any other employment or office as nominee or representative of the Company;

2.5.3	carry out such duties and the duties attendant on any such employment as if they were duties to be performed by him on behalf of the Company.

2.6	The Company may second the Executive on reasonable notice to be employed by any Group Company without prejudice to his rights under this agreement.

2.7	The Company may at its sole discretion transfer this agreement to any Group Company at any time.

3.	Place of Work and Residence

3.1	The Executive will perform his duties at the Company’s office at Interface Business Park, Bincknoll Lane, Wootton Bassett, Wiltshire, SN4 8QQ and/or such other place as the Company reasonably requires whether inside or outside the United Kingdom but the Company will not without his prior consent require him to reside anywhere outside the United Kingdom except for business visits in the ordinary course of his duties.

4.	Pay

4.1	During his employment the Company will pay to the Executive a base salary at the rate of £160,00 per year payable by equal monthly instalments in arrears.

4.2	The salary will be deemed to include any fees receivable by the Executive as a Director of the Company.

4.3	The Executive’s salary will be reviewed by the Company in July of each year and may be increased by the Company with effect from that date by such amount if any as it thinks fit.

4.4	The Company will pay to the Executive such bonus as outlined below, it will be payable in the light of the overall financial and trading position of the Company and the performance of the Executive of his duties. Any entitlement to a bonus payment is conditional on the Executive being in this employment on the date for payment.

4.5	Bonus

You will be eligible to receive a maximum bonus, this is payable on the achievement of EMEA and Corporate objectives. This represents the maximum on target earnings. It is based on a percentage of your annual base salary as shown below.

▪	Whilst receiving housing allowance, the bonus will be 50% of base salary (split 30% quarterly, 20% annually).

▪	On cessation of the housing allowance, the bonus will be based on 60% of base salary (split 40% quarterly, 20% annually)

The bonus is payable on the achievement of EMEA and Corporate objectives as supplied by me to you.

4.6	Housing Allowance

In addition to your base salary you will receive an annual housing allowance of £40,000 paid monthly with your salary. This will be payable for a maximum period of months from commencement of employment.

4.7	Car Allowance

You will be eligible to receive a company car allowance of £12,000 per annum. This is paid monthly with your salary.

4.8	Profit Share

You will be eligible for the EMEA Profit Sharing Plan. This currently provides up to an additional 6% of annual base salary contingent on worldwide quarterly results of Plantronics Inc.

5.	Pension

5.1	On commencement with the Company the Executive is entitled to join the Company’s Pension Scheme, subject to the terms of its Deed and Rules from time to time, which is administered by Clerical Medical Investment Group or such other pension scheme as the Company shall from time to time determine. The Company will contribute a sum equal to 5% of the Employee’s normal basic remuneration each year. Full details of the pension scheme are available from the Human Resources office.

5.2	A contracting out certificate under the Pension Schemes Act 1993 is not in force.

6.	Expenses

6.1	The Company will reimburse to the Executive all travelling, hotel, entertainment and other expenses in accordance with the Finance Expense Policy. A copy of the Expense Policy is available from the Finance Department office.

6.2	The Company will pay the cost of the annual membership subscription of the Executive to his professional body or trade organisation.

6.3	Any benefits provided by the Company to the Executive or his family which are not expressly referred to in this agreement are ex gratia and are at the entire discretion of the company and do not form part of the Executive’s terms of employment.

7.	Insurance benefits

7.1	On commencement with the Company and subject to the insurance company concerned accepting the Executive for cover under the relevant policy at the insurance company’s normal rates the Executive will be entitled to join, subject to the terms and conditions of the relevant policies:

7.1.1	The Company’s private medical expenses insurance scheme or such other private medical expenses insurance scheme as the Company may decide from time to time;

7.2	The Company is only obliged to maintain payment of premiums in respect of this scheme and shall not be obliged to pay any benefits to the Executive except such (if any) as are received by the Company from any relevant insurance company.

7.3	The Company reserves the right to terminate the Executive’s employment notwithstanding that any entitlement under these schemes has not arisen or has not been exhausted.

7.4	Further details of the scheme can be obtained upon request.

8.	Holiday

8.1	In addition to statutory holidays the Executive is entitled to 25 working days paid holiday in each holiday year which runs from 1st January to 31st December to be taken at such time or times as are agreed with the Company. Holidays will be pro rated in line with the commencement date.

8.2	No unused part of the Executive’s holiday entitlement shall be carried forward to a subsequent year without the written consent of the Company. No more than two weeks working days may be taken consecutively.

8.3	On the termination of his employment the Executive will be entitled to pay in lieu of outstanding holiday entitlement or will be required to repay to the Company any salary received for holiday taken in excess of his actual entitlement.

8.4	The Company may require the Executive to take any unused holiday during his notice period, even if booked to be taken after the end of the notice period.

8.5	For the purpose of calculating any holiday pay one days pay will be the Executive’s annual salary divided by the number of working days in a year.

9.	Computers

9.1	The Executive must comply with the Company’s IT policies this includes, but is not limited to the Internet and e mail policy and Data and Software policy as amended from time to time, a copy of which is available on request from the IT department. Failure to comply may result in disciplinary action and, in serious cases, dismissal.

10.	Discoveries and Inventions

10.1	If at any time during his employment the Executive (whether alone or with any other person) makes any Discovery, whether relating directly or indirectly to the business of the Company, the Executive will promptly disclose to the Company full details, of such Discovery to enable the Company to determine whether it is a Company Invention. If the Discovery is not a Company Invention the Company will treat all information disclosed to it by the Executive as confidential information which is the property of the Executive.

10.2	If the Discovery is a Company Invention the Executive will hold it in trust for the Company, and at the request and expense of the Company do all things necessary or desirable to enable the Company or its nominee to obtain the benefit of the Company Invention and to secure patent or other appropriate forms of protection for it throughout the world.

10.3	Decisions as to the patenting and exploitation of any Company Invention will be in the sole discretion of the Company.

10.4	The Executive irrevocably appoints the Company (acting by both person or persons as the Board nominates) to be his Attorney in his name and on his behalf to execute, sign and do all such instruments or things and generally to use the Executive’s name for the purpose of giving to the Company or its nominee the full benefit of the provisions of this clause and a certificate in writing signed by any Director or the Secretary of the Company, that any instrument or act falls within the authority hereby conferred, will be conclusive evidence that such is the case so far as any third party is concerned

11.	Copyright

11.1	The Executive will promptly disclose to the Company all copyright works or designs originated, conceived, written or made by him alone or with others (except only those conceived, written or made by him wholly outside his normal working hours and wholly unconnected with his employment) and will until such rights are fully and absolutely vested in the Company hold them in trust for the Company.

11.2	The Executive hereby assigns to the Company by way of future assignment all copyright design right and other proprietary rights, if any, for the full terms thereof throughout the world in respect of all copyright works and designs originated, conceived, written or made by the Executive (except only those works or designs originated, conceived, written or made by the Executive wholly outside his normal working hours and wholly unconnected with his employment) during the period of his employment hereunder.

11.3	The Executive hereby irrevocably and unconditionally waives in favour of the Company any and all moral rights conferred on him by Chapter IV of Part 1 of the Copyright Designs and Patents Act 1988 for any work in which copyright or design right is vested in the Company whether by this Agreement or otherwise.

11.4	The Executive will at the request and expense of the Company do all things necessary or desirable to substantiate the rights of the Company under this clause.

12.	Conflict of Interest

12.1	During this agreement the Executive will not (except with the prior written consent of the Company) be directly or indirectly engaged concerned or interested in any other business which:

12.1.1	is wholly or partly in competition with the business carried on by the Company; or

12.1.2	is a supplier or customer of the Company;

Provided that the Executive may hold any units of any authorised unit trust and up to three per cent of the issued shares, debentures or other securities of any class of any company whose shares are listed on a Recognised Investment Exchange.

12.2	The Executive will not directly or indirectly receive or obtain any gift discount rebate commission or other inducement (whether in cash or kind) in respect of any sale or purchase of any goods or services effected or other business transacted (whether or not by him) by or on behalf of the Company and will immediately account to the Company for any amount or inducement actually received by him.

13.	Confidentiality

13.1	The Executive will not either during his employment or at any time after its termination:

13.1.1	disclose Confidential Business Information to any person or persons (except in the proper performance of his duties or as required by law);

13.1.2	use Confidential Business Information for his own purposes or for any purposes other than those of the Company;

13.1.3	through any failure to exercise all due care and diligence cause any unauthorised disclosure of Confidential Business Information.

13.2	All notes, memoranda, records (whether or not in documentary form or on computer disk or tape) made by the Executive relating to the business of the Company will be and remain the property of the Company and will be delivered by him to the Company forthwith upon request.

14.	Medical Examination

14.1	The Executive will at the request and expense of the Company submit to a medical examination by a registered medical practitioner nominated by the Company and shall provide blood urine or other like specimens for analysis if so requested. The Executive will authorise such medical practitioner to disclose to and discuss with the Company’s medical adviser the results of the examination and the matters which arise from it so that the Company’s medical adviser can notify the Company of any matters he considers might hinder or impair the Executive from properly performing any duties of his employment at any time.

15.	Incapacity

15.1	If the Executive is absent because of illness injury or other incapacity he will notify the Company forthwith.

15.2	Immediately following his return to work the Executive will complete a Self-Certification form detailing the reason for his absence.

15.3	If the Executive is so absent for seven or more consecutive days he will provide a medical practitioner’s statement on the eighth day and regularly thereafter so that the whole period of absence is certified by such statements.

15.4	Under the provisions of the Company’s Sick Pay Scheme, the Executive may be entitled to Company Sick Pay depending on service with the Company. A copy of the Company Sickness Policy detailing Company Sick Pay can be obtained by either contacting the HR department or going to the HR Intranet site.

15.5	If the Executive shall receive any payment(s) from a third party (including his own insurance company) in respect of damages for absence from employment due to incapacity, then any sum(s) paid by the Company to him in respect of the same period of absence shall be recoverable by the Company out of such damages as money due to the Company.

15.6	The Company shall be entitled to review the Executive’s sickness record and in line with the sickess policy may dismiss him on the grounds of such absence notwithstanding that any entitlement to sick pay has not been exhausted.

16.	Termination of Agreement

16.1	Suspension

In order to investigate a complaint against the Executive of misconduct the Company may suspend the Executive on full pay for so long as it considers necessary to carry out a proper investigation and hold a disciplinary hearing.

16.2	Immediate dismissal

The Company may terminate this agreement with immediate effect if the Executive:

16.2.1	commits any act of gross misconduct or repeats or continues (after written warning) any other serious breach of his obligations under this agreement; or

16.2.2	is guilty of any conduct which has a serious adverse effect on the Company; or

16.2.3	is convicted of any criminal offence punishable with 6 months or more imprisonment (excluding an offence under road traffic legislation in the United Kingdom or elsewhere for which he is not sentenced to any term of imprisonment whether immediate or suspended); or

16.2.4	commits any act of dishonesty whether relating to the Company, any of its employees or otherwise; or

16.2.5	becomes bankrupt or makes any arrangement or composition with his creditors generally; or

16.2.6	is in the opinion of the Company grossly incompetent in the performance of his duties; or

16.2.7	becomes prohibited by law from being a director; or

16.2.8	vacates his office of director of the Company pursuant to the Company’s Articles of Association save if the vacation is caused by illness (including mental disorder) or injury.

16.3	Dismissal on notice

The Executive’s employment may be terminated by either the Company or the Executive giving 6 months notice in writing. Once notice to terminate the Executive’s employment has been given by the Company, the Company may:

16.3.1	pay to the Executive 24 months base salary if termination occurs in the first 12 months of employment. 12 months base salary if termination occurs in the second 12 months of employment. 6 months base salary thereafter. Should any of 16.2 apply then 6 months base salary will apply.

16.3.2	at its sole discretion require the Executive during his notice period or its equivalent when no notice is given (or any part thereof): (i) to perform all his normal duties; or (ii) to perform only a part of his normal duties; or (iii) to perform such duties as may reasonably be required of him; or (iv) not to perform any duties. If the Company requires the Executive to perform duties or no duties under (ii), (iii) or (iv) above it may require him to be available at his home on call.

16.3.3	During the period of notice, including any garden leave, the Executive will remain an employee of the Company and remain bound by these terms and conditions. The Executive will not be permitted to work for any other person, firm, client, corporation or on his own behalf without the Company’s written consent. The Executive will not be permitted to contact any customers, clients, employees or suppliers of the Company without the Company’s prior written consent. This is without prejudice to his rights to remuneration and all other contractual benefits under this agreement.

16.5	Miscellaneous

16.5.1	The Executive’s employment will automatically terminate at the end of the month in which he attains the age of sixty.

16.5.2	On the termination of this agreement for whatever reason, the Executive will at the request of the Company:

16.5.2.1	resign (without prejudice to any claims which the Executive may have against any Company arising out of this agreement or the termination thereof) from office as a Director of the Company; and in the event of his failure so to do the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign and deliver such resignation or resignations to the Company of which the Executive is at the material time a director or other officer; and

16.5.2.2	transfer without payment to the Company or as the Company may direct any shares provided by it to him to enable him to qualify as a director and any shares in any Company held by him as a nominee for the Company and if he should fail to do so within seven days the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign any documents or do any things necessary or requisite to give effect to these; and

16.5.2.3	immediately deliver to the Company or to its orders all books, documents, papers (including copies), materials, computer equipment, keys and other property of or relating to the business of the Company then in his possession or which are or were last under his power or control.

17.	Post termination obligations of the Executive

17.1	The Executive hereby covenants that he shall not (without the prior consent in writing of the Company) for a period of six months immediately following effective termination of his employment, within the Restricted Area and whether on his own account or in conjunction with or on behalf of any other person, firm, company or other organisation, and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever in competition with the Company be directly or indirectly employed or engaged in or perform services in respect of:

17.1.1	the research into, development, manufacture, supply or marketing of any product which is of the same or similar type to any product researched, developed, manufactured, supplied, or marketed by the Company during the twelve months immediately preceding the Termination Date;

17.1.2	the development or provision of any services (including but not limited to technical and product support, or consultancy or customer services) which are of the same or similar type to any services provided by the Company during the twelve months preceding the Termination Date;

PROVIDED ALWAYS that the provisions of this section shall apply only in respect of products or services with which he was either personally concerned or for which he was responsible whilst employed by the Company during the twelve months immediately preceding the Termination Date.

17.2.1	The Executive covenants that he will not for a period of six months immediately following the Termination Date, whether on his own behalf or in conjunction with any person, company, business entity or other organisation whatsoever directly or indirectly:

17.2.1	solicit or assist in soliciting in competition with the Company the custom or business of any Customer or Prospective Customer within the Restricted Area:

17.2.1.1	with whom he has had personal contact or dealings on behalf of the Company during the twelve months immediately preceding the Termination Date; or

17.2.1.2	with whom employees reporting to him have had personal contact or dealings on behalf of the Company during the twelve months immediately preceding the Termination Date; or

17.2.1.3	or whom he was directly or indirectly responsible during the twelve months immediately preceding the Termination Date.

17.2.2	accept, or facilitate the acceptance of, or deal with, in competition with the Company the custom or business of any Customer or Prospective Customer.

17.3	The Executive covenants that he will not for a period of 6 months immediately following the effective termination of his employment either on his account or in conjunction with or on behalf of any other person, company, business entity or other organisation whatsoever directly or indirectly:

17.3.1	induce, solicit, entice or procure, any person who is an employee to leave such employment, where that person is:

17.3.1.1	an Employee of the Company on the Termination Date; or

17.3.1.2	had been an Employee of the Company in any part of the twelve months immediately preceding the Termination Date; or

17.4	The Executive acknowledges that:

17.4.1	Each of the foregoing sub-clauses of this clause constitutes an entirely separate and independent restriction upon him; and

17.4.2	The duration, extent and application of each of the restrictions are no greater than is necessary for the protection of the interests of the Company.

17.5	The restrictions contained in this clause are considered to be reasonable but if any of the restrictions are found to be void in circumstances where it would be valid if some part of it were deleted it is agreed that the restrictions shall apply with such deletion as is necessary to make it valid.

17.6	At any time, before or after the Termination Date, the Company is entitled to vary the extent and duration of the restrictive covenants contained in this clause, but may not vary them so as to make them more onerous.

17.7	Where no duties are assigned to the Executive during any period of notice the period of 6 months for the purpose of the restrictions contained in this clause runs from the last date on which the Executive carried out any duties assigned to him by the Corn pany.

18.	Disciplinary Rules

18.1	The Executive is subject to the Company’s Disciplinary Rules and Disciplinary Procedure, a copy of which is available from the Company. These rules are non- contractual.

19.	Grievances

19.1	If the Executive has a grievance regarding his employment he should raise it with the CEO in writing. A grievance meeting will be arranged and the Executive will have the right to be accompanied by a colleague of his choice. Where necessary the grievance will be investigated and once this investigation has been completed the Executive will be notified of the outcome in writing.

20.	Equal Opportunities

20.1	The Company is an equal opportunities employer. No job applicant or employee will receive less favourable treatment on the grounds of sex, sexual orientation, disability, marital status, creed, colour, race, religion or ethnic origins, or be disadvantaged by conditions or requirements that cannot be shown to be justifiable. It is the duty of all employees to ensure that this policy is observed at all times. The Company will seek to ensure that individuals are selected and promoted on the basis of their aptitude, skills and ability.

20.2	If the Executive believes that the Company or any of its employees has acted in breach of the policy, he should immediately raise the matter through the grievance procedure. In the event that such complaints are found to be well founded, disciplinary action will be taken against those responsible and in serious cases may result in dismissal. In particular the Company regards with severity any instances of sex, race or disability harassment.

21.	Deductions from Wages

21.1	The Company shall be entitled to suspend the Executive’s employment without pay in the event of his refusing to obey a lawful order including (but not restricted to) those given to comply with the Company’s statutory obligations.

21.2	The Company shall be entitled, either during the Executive’s employment or on termination, to deduct from the Executive’s salary or from expenses owed, or from any other sums of whatever nature due to the Executive any sums due from the Executive to the Company. Sums due from the Executive may include but are not limited to the following:

21.2.1	Outstanding loans made to the Executive by the Company;

21.2.2	Advances of pay;

21.2.3	Overpayments of any description including without limitation in relation to salary, remuneration, expenses or other payment made to the Executive during the course of this employment;

21.2.4	The amount of any expenses claimed by the Executive and paid but subsequently disallowed by the Company;

21.2.5	Excess holiday pay;

21.2.6	Payment made by the Company in excess of Statutory Sick Pay in relation to absences resulting from an accident caused by a third party where the Executive recovers any amount from any third party (including his own insurance company) but the Company’s recovery in such circumstances shall not exceed the amount of the payment received by the Executive from the third party (if any); and

22.	Health and Safety

22.1	The Company has a detailed health and safety policy, a copy of which is available from the Quality Department. The Executive is required to read this policy and take all necessary steps to comply. Failure to comply may result in disciplinary action and, in serious cases, dismissal.

23.	Data Protection Act

23.1	The Executive consents to the Company processing his personal data for the purposes of his employment, for administrative purposes and for the purposes of complying with applicable laws, regulations and procedures. In addition, the Executive consents to the Company processing sensitive personal data (as defined by the Data Protection Act 1998) relating to him and in particular relating to his physical and/or mental health or condition, trade union membership and racial or ethnic origins, for the purposes set out above. The Executive further consents that the Company may, when necessary for these purposes, make such data available to its advisers, to parties providing products and/or services to the Company (including, without limitation, IT systems suppliers, pension, benefits and payroll administrators), to regulatory authorities (including the Inland Revenue) to any potential purchasers of the Company or its business and as required by law.

23.2	The data which the Company holds (including any sensitive personal data) may, for the purposes detailed in this clause, be transferred to other parts of the Group located in countries that do not have data protection legislation equivalent to that in force in the United Kingdom and the Executive consents to any such transfer.

23.3	The Executive agrees that where, during his employment with the Company, he processes personal data (whether relating to prospective, current or future employees of the Company at any time, clients or customers of the Company or any persons) he will comply at all times with the Data Protection Act 1998.

24.	General

24.1	Prior agreements

This agreement sets out the entire agreement and understanding of the parties and is in substitution for any previous contracts of employment or for services between the Company and the Executive (which will be deemed to have been terminated by mutual consent).

24.2	Accrued rights

The expiration or termination of this agreement however arising will not operate to affect such of the provisions of this agreement as are expressed to operate or have effect after then and will be without prejudice to any accrued rights or remedies of the parties.

24.3	Proper law

The validity construction and performance of this agreement will be governed by English law.

24.4	Collective Agreements

No collective agreement affects the terms and conditions of the Executive’s employment.

25.	Miscellaneous

25.1	This agreement is governed by and shall be construed in accordance with the laws of England.

25.2	The parties to this agreement submit to the jurisdiction of the English courts.

25.3	This agreement contains the entire understanding between the parties and supersedes all previous agreements and arrangements (if any) relating to the employment of the Employee by the Company (which shall be deemed to have been terminated by mutual consent).

26.	Notices

26.1	Any notice to be given by a party under this agreement must be in writing and must be given by delivery at or sending first class post or facsimile transmission or other means of telecommunication in permanent written form to the last known postal address or relevant telecommunications number of the other party. Where notice is given by sending in a prescribed manner it will be deemed to have been received when in the ordinary course of the means of transmission it would be received by the addressee. To prove the giving of a notice it will be sufficient to show it was dispatched. A notice will have effect from the sooner of its actual or deemed receipt by the addressee.

27.	Interpretation and Definitions

27.1	In this agreement:

27.1.1	the headings to the clauses and the index are for convenience only and have no legal effect;

27.1.2	the singular includes the plural and vice versa;

27.1.3	the masculine includes the feminine and vice versa;

27.1.4	reference to any Act or statutory provision includes any enactment modifying or replacing it.

27.2	Company Invention means any improvement, invention or discovery made by the Executive which applying the provisions of section 39 of the Patents Act 1977 in the determination of ownership is, as between the parties, the property of the Company.

27.3	Discovery means any invention, discovery, secret process, design improvement, know-how, trademark or copyright, whether or not patentable or registrable, discovered, made produced or created by the Executive (either alone or with any other person) while in the service of the Company (whether before or after the commencement of this Agreement) in connection with or in any way affecting or relating to the business of the Company or capable of being used or adopted for use therewith.

27.4	Confidential Business Information means all and any Corporate Information, Marketing Information, Technical Information and other information (whether or not recorded in documentary form or on computer disk or tape) to which the Company attaches level of confidentiality commensurate to those forms of information or in respect of which it owes an obligation of confidentiality to any third party:

27.4.1	which the Executive will acquire at any time during his employment by the Company but which does not form part of the Executive’s own stock in trade; and

27.4.2	which is not readily ascertainable to persons not connected with the Company either at all or without significant expenditure of labour skill or money.

27.5	Corporate Information means all information (whether or not recorded in documentary form or on computer disk or tape) relating to the business methods, corporate plans, management systems, finances, maturing new business opportunities or research and development projects of the Company.

27.6	Customer means any person, firm, company or other organisation whatsoever to whom the Company has supplied goods or services.

27.7	Prospective Customer means any person, firm, company or other organisation whatsoever with whom the Company has had any negotiations or discussions regarding the possible supply of goods or services or to whom the Company has provided details of the terms on which it would or might be willing to supply goods or services.

27.8	Employee means any person who was employed by the Company and:

27.8.1	with whom the Executive had personal contact or dealings in performing his duties of employment; or

27.8.2	who reported to him; or

27.8.3	who had material contact with Customers or suppliers of the Company in performing his duties of employment with the Company.

27.9	Consultant means any person who provided services to the Company and was not an Employee of the Company on the Termination Date.

27.10	Restricted Area means EMEA.

27.11	Marketing Information means all and any information (whether or not recorded in documentary form or on computer disk or tape) relating to the marketing or sales of any past, present or future product or service of the Company including without limitation sales targets and statistics, market share and pricing statistics, marketing surveys and plans, market research reports, sales techniques, price lists, discount structures, advertising and promotional material, the names, addresses, telephone numbers, contact names and identities of Customers and Prospective Customers of and suppliers and potential suppliers to the Company the nature of their business operations, their requirements for any product or service sold to or purchased by the Company and all confidential aspects of their business relationship with the Company.

27.12	Material Interest means:

27.12.1	the holding of any position as director, officer, employee consultant, partner, principal or agent; or

27.12.2	the direct or indirect control or ownership (whether jointly or alone) of any shares (or any voting rights attached to them) or debentures save for the ownership for investment purposes only of not more than 3 per cent of the issued ordinary shares of any company whose shares are listed on any Recognised Investment Exchange (as defined in Section 207 of the Financial Services Act 1986); or

27.12.3	the direct or indirect provision of any financial assistance.

27.13	Recognised Investment Exchange means any body of persons which is for the time being a Recognised Investment Exchange for the purposes of the Financial Services Act 1986.

27.14	Technical Information means all and any trade secrets, secret formulae, processes, inventions, designs, know-how discoveries, technical specifications and other technical information (whether or not recorded in documentary form or on computer disk or tape) relating to the creation, production or supply of any past, present or future product or service of the Company.

27.15	Termination Date means the date on which the Executive will cease to be employed by the company.

/s/ Philip Vanhoutte	4/7/03

SIGNED BY THE EXECUTIVE	DATE

/s/ Jean Claude Malraison	3/7/03

SIGNED ON BEHALF OF THE COMPANY	DATE